Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 36 Dated March 6, 2002 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $250,000,000
Price to Public: 100%	Proceeds to HFC: 99.90%
Issue Date: March 11, 2002	Stated Maturity: September 12, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on March 7, 2002
Interest Rate Basis: LIBOR Telerate
Spread or Spread Multiplier: 1.05% (105 basis points).

Interest Payment Dates: On the 12th of June, September, December, and March of each year, commencing June 12, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.
Agent:	$ Amount
Salomon Smith Barney Inc.	$90,000,000	DTC 0274
J.P. Morgan Securities Inc.	$50,000,000	DTC 0187
BNP Paribas Securities Corp.	$50,000,000	DTC 0630
Barclays Capital Inc.	$35,000,000	DTC 7256
Warburg Dillon Read LLC	$25,000,000	DTC 0642
Agent's Discount or Commission: .10%